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                                                       EXHIBIT 12
                          AMOCO CORPORATION
                          __________________

           STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                      EARNINGS TO FIXED CHARGES
                (millions of dollars, except ratios)


                                     Year Ended December 31,
                              1997     1996     1995    1994     1993

Determination of Income:
  Consolidated earnings
    before income taxes
    and minority interest..  $3,771   $3,965   $2,404  $2,491   $2,506
  Fixed charges expensed by
    consolidated companies.     452      412      406     316      350
  Adjustments for certain
    companies accounted for
    by the equity method...      66       69       25       7       11

  Adjusted earnings plus
    fixed charges..........  $4,289   $4,446   $2,835  $2,814   $2,867

Determination of Fixed Charges:
  Consolidated interest on
    indebtedness (including
    interest capitalized)..  $  363   $  317   $  317  $  288   $  299
  Consolidated rental
    expense representative
    of an interest factor..     102      107       89      23       50
  Adjustments for certain
    companies accounted for
    by the equity method...       7        8        6       5        8

  Total fixed charges......  $  472   $  432   $  412  $  316   $  357

Ratio of earnings to
  fixed charges............     9.1     10.3      6.9     8.9      8.0

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